FORM 4
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP

[]  Check box if
  no longer
  subject to Section
  16. Form 4 or
  Form 5 obligations
  may continue.
  See Instruction 1(b)



[] Form 3 Holdings Reported

[X] Form 4 Transactions Reported

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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
  ----------------------------------------------|-------------------------------------------|-------------------------------------
  1.  Name and Address of Reporting Person*     |2. Issuer Name and Ticker or Trading Symbol|6. Relationship of Reporting Person
                                                |                                           |   to Issuer
                                                |                                           |   (Check all applicable)
  Buther            Louis                       | Emergent Group Inc.                       | __Director     __10% Owner
  ----------------------------------------------|                                           | X Officer      __ Other
  (Last)            (First)    (Middle)         |-------------------------------------------|   (give title    (specify
                                                |3.IRS Identification  |4. Statement for    |    below)         below)
  205 Ridgefield Avenue                         |  Number or Reporting |   Month/Year       |
                                                |  Person, if an Entity|   Februar 2003     |  President
  ----------------------------------------------|  (Voluntary)         |   (Fiscal Year End)|
              (Street)                          |                      |                    |
                                                |                      |----------------------------------------------------------
  South Salem     NY              10590         |                      |5. If Amendment,    |7. Individual or Joint/Group Filing
  ----------------------------------------------|                      |   Date of Original |   (Check applicable line)
  (City)          (State)         (Zip)         |                      |   (Month/Year)     |
                                                |                      |                    | X Form filed by one Reporting Person
                                                |                      |   February 10, 2003| _ Form filed by more than one
                                                |                      |                    |   Reporting Person
  ----------------------------------------------|---------------------------------------------------------------------------------
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                         Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security        2. Transaction    3.Transaction   4. Securities Acquired    5.Amount of    6. Ownership    7. Nature of
       (Instr. 4)                Date             Code            (A) or Disposed of      Securities      Form Direct     Indirect
                                                (Instr. 8)        (D)(Instr. 3,4 and 5)   Beneficially    (D) or          Beneficial
                               (Month/Day/                                                Owned at End    Indirect (I)    Ownership
                                  Year)       Code      V       Amount  (A) or  Price     of Issuer's
                                                                        (D)               Fiscal Year
                                                                                          (Instr.3&4)
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Common Stock (1)                2/28/03          P               5,975,569  A    $0.005     5,975,569            D
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*If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).
     Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.
                            (Print or Type Response)                      (Over)
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

FORM 4 (continued) Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

----------|---------|--------|----------|----------------|--------------|--------------|----------|---------|-----------|-----------
1.        | 2.      | 3.     |4. Trans- |5. Number of    |6. Date Exer- |7. Title and  |8. Price  |9. Number|10.Owner   |11.
Title of  | Conver- | Trans- |   action |   Derivative   |   cisable and|   Amount of  |   of     | of      | Form of   |Nature
Derivative| sion or | action |   Code   |   Securities   |   Expiration |   Underlying |   Deriva-| Deriv-  | Derivative|of
Security  | Exer-   | Date   |   (Instr.|   Acquired (A) |   Date       |   Securities |   tive   | ative   | Securities|Indirect
(Instr. 4)| cise    | (Month/|   8)     |   or Disposed  |   (Month/Day/|              |   Secur- | Benefic | Direct    |Bene-
          | Price of| Day/   |          |   of (D) (Instr|   Year)      |   (Instr. 3  |   ity    | ially   | (D) or    |ficial
          | Deriv-  | Year)  |          |   3, 4, and 5) |              |    and 4)    |   (Instr.| Owned   | Indirect  |Owner-
          | ative   |        |          |                |              |              |    5)    | At End  | (1)       |ship
          | Secur-  |        |          |                |-------|------|------|-------|          | of year |           |(Instr.4)
          | ity     |        |          |                |       |      |      |       |          |(Instr.4)|           |
          |         |        |-----|----|-------|--------| Date  |Expira|      | Amount|          |         |           |
          |         |        | Co  | V  |  (A)  |  (D)   | Exer- |tion  | Title|  or   |          |         |           |
          |         |        |     |    |       |        | cisa  |Date  |      | Number|          |         |           |
          |         |        |     |    |       |        | ble   |      |      |  of   |          |         |           |
          |         |        |     |    |       |        |       |      |      | Shares|          |         |           |
          |         |        |     |    |       |        |       |      |      |       |          |         |           |
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
          |         |        |     |    |       |        |       |      |      |       |          |         |           |
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
----------| --------| -------| ----|----|-------|--------|-------|------|------|-------|----------|---------|-----------|-----------
Explanation of Responses:


     (1) BJH Management LLC acquired 13,942,994 shares of the Issuer's common stock for services rendered and agreed to transfer 5,975,569 shares to Mr.
Buther for services rendered. The Issuer's common stock has traded sporadically at between $.0001 and $.03 per share. The price of $.005 per share was arbitrarily designated as the value of the common stock. The shares owned by Mr.
Buther do not include certain anti-dilution rights through January 31, 2004 which entitle him to maintain his approximate 7.5% fully diluted ownership interest of the Issuer's outstanding common stock.

** International misstatements or omissions of facts constitute Federal Criminal Violations.               /s/ Louis Buther  2/28/03
 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                                     Louis Buther   Date

                                                                                                          **Signature of Reporting
Person
Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient.
       See Instruction 6 for procedure.

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